White Mountain Announces Strategic Growth Plan and Cost-Cutting Measures

SANTIAGO, Chile, November 2, 2016 – White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB: WMTM) announced today implementation of cost-cutting measures and adjustments to its strategic plans. In light of the challenges facing the company under the current market scenario, the board has taken action to reduce operating expenses and to refine the strategy for moving the company forward in a way that is designed to maximize shareholder value while maintaining momentum toward the development of the Cerro Blanco Project. Board and Management actions can be separated into the following areas:

1. Strategic Growth Plan:

The Board and Management have composed a plan to focus on near term revenue generation opportunities that will increase the economic viability of the Company in general on the shortest possible timeline. As a priority, Management will focus the Company’s efforts on the development of the desalination plant and maintaining the environmental permits for the Cerro Blanco Project. Management and the Chile team are working to establish off-take agreements with credit-worthy clients for industrial grade water produced by the plant while defining budgetary and timing estimates with EPC and Operating partners.

NEXO Capital Partners and the Company are collaborating closely to develop the Cerro Blanco seawater desalination plant. NEXO is leading the project development and business development efforts leveraging its industry expertise, operating team and technology partners. Management believes NEXO’s efforts are adding significantly to WMTM team efforts while increasing the potential commercial viability of the project. If economically viable water off-take agreements can be solidified, NEXO expects to reach first financial close on the desalination plant during Q1 2017 with construction possibly commencing in Q4 2017.

NEXO and WMTM are also actively seeking strategic partnerships in development of the desalination plant and further opportunities to exploit the mining deposit, including co-development, royalty sales, and resource expansion.

Conditioned upon securing additional funding, the Board and Management are currently reviewing the options for a limited drilling plan at the Cerro Blanco deposit focused on increasing the proven resource grade with the goal of increasing the attractiveness of the deposit to potential strategic partners.

2. Budgetary Adjustments:

The Board has acted to right size Corporate overhead while maintaining key staff in the USA and Chile to move the mining project forward, thereby optimizing the Company’s resources for the development of the highest value opportunities within the Cerro Blanco Project. As a part of this endeavor the Board voted to officially close the China office while assuring communication channels will be open for Chinese shareholders, thus saving the Company approximately $400,000 to $500,000 per year. The Board also voted to reduce the headcount at the Chile office, thereby reducing redundancies and unproductive expenditures by approximately $40,000 to $50,000 per month. As per Chilean Law, the Company paid duly owed severance payments to the terminated Chile office employees on October 31, 2016. Total severance payments amounted to approximately two months of Chile office overhead at the previous staffing level. The Board is also in the process of reducing US corporate expenditures.

Through these budgetary adjustments, it is Management’s and the Board’s goal to reduce the Company’s burn rate such that the Company can more easily weather the downturn in commodities pricing until such a time as the markets return.

“White Mountain has a unique opportunity to leverage its environmental permit to allow the Company to generate revenue through its desalination plant prior to commencing mining operations,” said Andrew Sloop, Chairman and Interim CEO for WMTM and a managing member of Nexo. “We also believe that by reducing overhead costs we can significantly extend current funds to allow us to negotiate a suitable arrangement to start this process.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property located approximately 39 kilometers west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. In May 2015, the Company received full environmental approval for its Cerro Blanco project.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, funding, obtaining water off-take agreements, implementation of strategic plans, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the Company’s periodic and other reports filed with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

White Mountain Titanium Corporation
Andrew Sloop, CEO
(801) 948-0662
SOURCE: White Mountain Titanium Corporation